Exhibit 99.1

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Keri Ruiz
(602) 417-0695 (office)
kruiz@c-k.com
Meritage Homes Reports July and August Sales in Advance of Investor Meetings
(PHOENIX — September 20, 2011) — Meritage Homes (NYSE:MTH) is participating in a housing industry conference today in Dallas, Texas. In anticipation of discussions with investors, the company is reporting sales results for the first two months of its third quarter.
Meritage sold a total of 590 homes in July and August of 2011, net of cancellations, compared to 479 net sales in the same two months of 2010. July sales of 320 homes in 2011 were up 39% over 2010, while August sales of 270 homes in 2011 were 8% higher than in the previous year. Meritage started the third quarter of 2011 with 2% fewer active communities than it had a year earlier.
The Company expects to report its third quarter results on or about October 27, 2011, and will issue a press release in early October to confirm the date and details for the analyst call.
About Meritage Homes Corporation
Meritage Homes is one of the top 10 homebuilders in the United States based on homes closed. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of June 30, 2011, the company had 145 actively selling communities in 12 metropolitan areas, including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Southern California. Meritage recently announced its entry into the Raleigh-Durham market.
Meritage has designed and built more than 70,000 homes in its 26-year history, and has a reputation for its distinctive style, quality construction and positive customer experience. In 2010, Meritage launched its new Simply Smart Series™ of homes and its 99-day guaranteed completion program in certain communities. Meritage was the first large national homebuilder to be 100 percent ENERGY STAR® qualified in every home started since January 1, 2010.
Meritage Homes is listed on the NYSE under the symbol MTH.
For more information about the Company, visit http://investors.meritagehomes.com
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